                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. )1

                                   JMXI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    48206U104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 16, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /       Rule 13d-1(b)

            /X/        Rule 13d-1(c)

            / /        Rule 13d-1(d)

--------
            1 The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

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CUSIP No. 48206U104                   13G                  Page 2 of 9 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,122,378 shares
 OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,122,378 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,122,378 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.89%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 3 of 9 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,122,378 shares
 OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,122,378 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,122,378 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.89%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 4 of 9 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,122,378 shares
 OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,122,378 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,122,378 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.89%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 5 of 9 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,122,378 shares
 OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,122,378 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,122,378 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.89%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 6 of 9 Pages
-----------------------                                  -----------------------

Item 1(a).  Name of Issuer:

            JMXI, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2 Huntington Quadrangle, Suite 3S2
            Melville, New York 11747

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited  partnership ("NP"),  Newcastle Capital Management,  L.P., a
            Texas limited partnership ("NCM"),  Newcastle Capital Group, L.L.C.,
            a  Texas  limited  liability  company  ("NCG"),   and  Mark  Schwarz
            (together  with NP, NCM and NCG, the "Reporting  Persons").  Because
            Mark  Schwarz is the  managing  member of NCG,  which is the general partner of NCM (with Mark Schwarz, NCG and NCM, hereinafter referred to as the  "Controlling  Persons"),  which  in turn  is the  general partner of NP, the  Controlling  Persons may be deemed,  pursuant to
            Rule 13d-3 of the  Securities  Exchange Act of 1934, as amended (the
            "Act"), to be the beneficial owners of all shares of Common Stock of the Issuer held by NP. The  Reporting  Persons are filing this joint statement as they may be considered a "group" under Section 13(d)(3)
            of the Act.  However,  neither the fact of this filing nor  anything contained herein shall be deemed to be an admission by the Reporting
            Persons that such a group exists.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            200 Crescent Court
            Suite 670
            Dallas, Texas 75201

Item 2(c).  Citizenship:

            Mark Schwarz is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

            48206U104

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /x/         Not Applicable

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 7 of 9 Pages
-----------------------                                  -----------------------

            (a)     / /    Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

            (b)     / /    Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

            (c)     / /    Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.

            (d)     / /    Investment  company registered under Section 8 of the
                           Investment Company Act.

            (e)     / /    An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

            (f)     / /    An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)     / /    A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)     / /    A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

            (i)     / /    A church plan that is excluded from the definition of
                           an investment  company under Section  3(c)(14) of the
                           Investment Company Act.

            (j)     / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

    (a)     Amount beneficially owned:

            2,122,378 shares

    (b)     Percent of class:

            5.89% (based on 36,015,489  shares of Common Stock outstanding as of
            August 15, 2002 as reported in the Issuer's quarterly report for the quarter ended June 30, 2002 on Form 10-Q)

    (c)     Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  2,122,378 shares

            (ii)  Shared power to vote or to direct the vote:

                  0 shares

-----------------------                                  -----------------------
CUSIP No. 48206U104                   13G                  Page 8 of 9 Pages
-----------------------                                  -----------------------

           (iii)  Sole power to dispose or to direct the disposition of:

                  2,122,378 shares

           (iv)   Shared power to dispose or to direct the disposition of:

                  0 shares

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the  Security  Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 48206U104                   13G                  Page 9 of 9 Pages
-----------------------                                  -----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2002                  NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ